Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-180313) pertaining to the 2011 Incentive Compensation Plan and to the incorporation by reference in the Registration Statement on Form F-3 ASR (File No. 333-196335) of Caesarstone Sdot-Yam Ltd. (the “Company”) of our report dated March 7, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 20-F for the year ended December 31, 2015.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel Aviv, Israel
March 7, 2016